Exhibit 99.1

THORNBURG MORTGAGE RECEIVES MAJORITY CONSENT TO AMEND

PREFERRED STOCK TENDER OFFER MINIMUM CONDITION FROM 90% TO

66 2/3% OF AGGREGATE LIQUIDATION PREFERENCE OF ITS

OUTSTANDING PREFERRED STOCK

SANTA FE, N.M. – July 10, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA) announced today that a majority of the participants in the principal participation agreement component of company’s recent financing transaction approved an amendment to change the requirement that the tender offer for the preferred stock result in the tender of at least 90% of the aggregate liquidation preference of the company’s outstanding preferred stock. To successfully complete the tender offer, the company must instead complete a tender of at least 66 2/3% of the aggregate liquidation preference of each series of its outstanding preferred stock.

Under the terms of the tender offer, for each share of Thornburg Mortgage Series C, D, E and F Preferred Stock that is validly tendered and accepted upon expiration of the tender offer, the holder will receive $5.00 in cash and approximately 3.5 shares of common stock.

Upon the successful completion of the tender offer, the annual interest rate on the company’s Senior Subordinated Secured Notes due 2015 will be lowered from 18% to 12%, resulting in savings of approximately $69 million per year in interest payments until maturity or until the company’s Senior Subordinated Secured Notes are earlier redeemed or repurchased. Additionally, the successful completion of the tender offer will result in the termination of the Principal Participation Agreement, thereby allowing the company to retain the monthly principal payments on the mortgage backed securities collateralizing its reverse repurchase agreement borrowings once the Override Agreement terminates in March 2009, after deducting payments due under those reverse repurchase agreements.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages.

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This press release contains forward-looking statements. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstance due to a number of factors, including but not limited to: the impact of the accounting for the Senior Subordinated Secured Notes financing and the Override Agreement; general economic conditions; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to meet the ongoing conditions of the Override Agreement; the company’s ability to complete the tender offer for all of its outstanding preferred stock; the company’s ability to raise additional capital; the company’s ability to retain or sell additional assets; market prices for mortgage securities, changes in interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent quarterly report on Form 10-Q, annual report on Form 10-K/A, its Proxy Statement for its Annual Meeting held on June 12, 2008 and its Registration Statement on Form S-3 . These forward-looking statements speak only as of the date on which they are made and except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.

SOURCE: Thornburg Mortgage, Inc.

Thornburg Mortgage, Inc., Santa Fe

Investor Relations

505-989-1900

Media contact

Suzanne O’Leary Lopez

505-467-5166

ir@thornburgmortgage.com